Exhibit 99.3

PDL BioPharma, Inc.
Q2-2012
August 2, 2012

Following are some of the key points regarding PDL’s second quarter 2012 financial and business results.

Net Income

•	Net income for the second quarter of 2012 was $73.5 million, or $0.52 per diluted share, as compared with net income of $70.0 million, or $0.38 per diluted share, in the same quarter of 2011.

•
Second quarter net income per diluted share is higher in 2012 when compared to 2011 due to increased revenue and the elimination of 44 million shares from the diluted earnings per share calculation after we restructured two of our convertible notes to "net share settle."

2012 Dividends

•
We declared a regular, quarterly dividend of $0.15 per share of common stock payable on March 14, June 14, September 14 and December 14 to stockholders of record on March 7, June 7, September 7 and December 7.

•	We paid $0.15 per share of common stock, or $21.0 million, on June 14, 2012 to our stockholders of record on June 7, 2012 as part of our regular, quarterly dividend policy for 2012.

Adjustments to Conversion Rates of Convertible Notes

•
The conversion rate for our 2.875% Convertible Senior Notes due February 15, 2015 (February 2015 Notes) was adjusted to 162.885 shares of common stock per $1,000 principal amount, or a conversion price of approximately $6.14 per share, effective June 8, 2012.

•
The conversion rate for our 3.75% Senior Convertible Notes due May 1, 2015 (May 2015 Notes) was adjusted to 142.5217 shares of common stock per $1,000 principal amount, or a conversion price of approximately $7.02 per share, effective June 5, 2012.

•
The conversion rate for our 2.875% Series 2012 Convertible Notes due February 15, 2015 (Series 2012 Notes) was adjusted to 162.885 shares of common stock per $1,000 principal amount, or a conversion price of approximately $6.14 per share, effective June 5, 2012.

PDL BioPharma, Inc.
Q2-2012
August 2, 2012

Updates on Approved Royalty Bearing Products

Lucentis™ (ranibizumab):
•
On Thursday, July 26th, FDA's Dermatologic and Ophthalmic Drugs Advisory Committee voted that safety and efficacy data support approval of the 0.3 mg and 0.5 mg doses of Lucentis for diabetic macular edema.

•	Genentech and Roche are only seeking approval of the 0.3 mg dose.
•	PDUFA date for this application for approval is August 10, 2012.
•	Lucentis is already approved for this indication in EU.

Perjeta™ (pertuzumab):
•
On June 8, 2012, Genentech and Roche announced the U.S. Food and Drug Administration (FDA) approval of Perjeta in combination with Herceptin and docetaxel for the first line treatment of patients with HER2+ metastatic breast cancer.

•	Perjeta launched the day after approval.
•	Price is $5,900 per month.
•	Genentech and Roche have notified PDL of its status as a licensed product.
•	PDL will begin receiving royalties in 3Q12 based on sales occuring in 2Q12.
•	Royalties will be subject to the tiered system applicable to Avastin, Herceptin, Lucentis and Xolair sales.
•	Genentech and Roche projected peak sales in excess of $1 billion annually for Perjeta.
•	On June 22, 2012, Genentech and Roche announced that Perjeta met the secondary endpoint of OS in its Phase 3 trial.
•
In the adjuvant setting, Phase 2 data showed patients on Perjeta, Herceptin and docetaxel had a pathologic complete response or pCR of 45.8% compared to 29% for those HER2+ breast cancer patients receiving only Herceptin and docetaxel.

•	Perjeta is currently being studied in Phase 3 in the adjuvant setting.

PDL BioPharma, Inc.
Q2-2012
August 2, 2012

Updates on Select Development Stage Potential Royalty Bearing Products

BAPINEUZUMAB:
•
On July 23, 2012, Pfizer reported that, in a Phase 3 clinical study using bapineuzumab to treat patients with mild-to-moderate Alzheimer’s disease and carry the apolipoprotein E epsilon 4 (ApoE4) allele, bapineuzumab did not meet the trial’s endpoints.

•	In its Tuesday, July 31st earnings call, Pfizer disclosed that data from Phase 3 trial which enrolled non-apoe4 carriers is being analyzed and that the data will be presented in September.

SOLANEZUMAB:
•
Lilly has advised that data from its two Phase 3 trials will be disclosed in 2H12 with many speculating that it will be presented at one or both of the Alzheimer’s Disease conferences in the beginning and end of October.

•
Lilly has said that it will stratify the patients by apoe4 carrier status when analyzing the results but it is not known how many patients with and without the apoe4 allele have been enrolled in the two trials.

PDL BioPharma, Inc.
Q2-2012
August 2, 2012

Forward-looking Statements

This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.